Exhibit 99.1

FOR IMMEDIATE RELEASE

SPCC REPORTS FIRST QUARTER 2004 ECONOMIC RESULTS

LIMA, PERU, April 21, 2004 - Southern Peru Copper Corporation (SPCC) (NYSE and LSE PCU) today reported net earnings of $86.8 million or diluted earnings per share of  $1.09, for the first quarter of 2004 compared with net earnings of $18.3 million or diluted earnings per share of 23 cents for the first quarter of 2003, an increase of 374% over the 2003 period.

Sales of products were $274.1 million in the first quarter of 2004, compared with $174.8 million in the first quarter of 2003, an increase of 56.8% over the 2003 period.

The average price for copper on the London Metal Exchange in the first quarter of 2004 was $1.24 per pound, compared with 75 cents per pound in the 2003 first quarter. The average price for copper on the New York Commodity Exchange (COMEX) in the first quarter of 2004 was $1.23 per pound, compared with 76 cents per pound in the first quarter of 2003.  The average price for molybdenum, one of SPCC’s principal by-products, was $8.27 per pound in the first quarter of 2004, compared to $4.06 per pound in the first quarter of 2003. The price of silver, on the COMEX was higher at $6.71 per ounce in the first quarter of 2004, compared to $4.66 per ounce during the first quarter of 2003.

Mine copper production increased 8.7% to 209 million pounds in the first quarter of 2004 compared with the first quarter of last year.  This increase of 16.7 million pounds included 5.7 million pounds from the Toquepala mine, 14.5 million pounds from the Cuajone mine and a decrease of 3.5 million pounds in solvent extraction/electrowinning (SX/EW) production.  The increase in Toquepala production was a result of a higher volume of material milled and higher ore grade in the 2004 period.  The increase in Cuajone production was principally the result of higher ore grade in the first quarter of 2004.  The main reason for the 3.5 million pound decrease in SX/EW production was lower grade of PLS (pregnant leaching solution).

Commenting on the Company’s economic results for the first quarter of 2004, Mr. Oscar González Rocha, President and General Director of SPCC said, “The improvement in earnings for the first quarter of 2004 is principally due to the significant increases in copper and molybdenum prices which began in late 2003 and have continued into 2004.  Economic improvement in much of the industrial world has fueled the improvement in these prices.  Increased production (10.2%) and sale (9.3%) of molybdenum also improved first quarter 2004 results as compared with the 2003 first quarter.  In addition, SPCC’s mined copper production increased by 8.7% in the first quarter of 2004 as compared with the first quarter of 2003. This, however, did not show up in first quarter sales volume, because the Company’s new program of converting copper cathodes into semi manufactured form was initiated in the first quarter of 2004 and necessitated the build up of an inventory in transit and in process.  This is a one-time requirement and is not expected to reduce sales volumes in future quarters.  The Company’s operating cash cost decreased to 39.9 cents per pound of copper in the first quarter of 2004 from 43 cents in the first quarter of 2003. For the reasons mentioned above, which include increases in production, increases in metal prices, and continuing reduction of production costs, the operating cash cost for this quarter was one of the lowest experienced by SPCC.”

Reporting on the Company’s modernization program, Mr. González Rocha said, “The Ilo smelter project is moving ahead on schedule with detailed engineering work in process in order to finish by the end of 2006.  Additionally, the Company’s leaching project at the Toquepala mine is also progressing on schedule.  An $8 million contract for construction work was awarded to Cosapi, a Peruvian construction firm, in March 2004.  The contract is part of the $70 million project, which is scheduled for completion in mid-2005 and projected to save the Company $25 million in annual operating costs.”

Southern Peru Copper Corporation is one of Peru’s largest companies and one of the ten largest copper producers worldwide.  The ownership of SPCC’s shares, either directly or through subsidiaries, is as follows: Grupo Mexico (54.2%), Cerro Trading Company (14.2%), Phelps Dodge (14.0%) and other shareholders (17.6%).

Southern Peru Copper Corporation
and Subsidiaries

SUMMARY OF EARNINGS

(Unaudited)

	Three Months Ended March 31,
	2004	2003	Variance
	(in millions, except for per share data)

Sales	$274.1	$174.8	56.8%

Earnings before taxes on income, minority interest and cumulative effect of the change in accounting principle	134.8	32.8	311.0

Taxes on income	47.2	12.7	270.7

Minority interest of investment shares	0.8	0.2	277.4

Earnings before cumulative effect of the change in accounting principle	86.8	19.9	337.1

Cumulative effect of the change in accounting principle net of income tax	—	1.5	—

Net earnings	$86.8	$18.3	373.9%

Weighted average common shares outstanding (basic)	80.0	80.0
Weighted average common shares outstanding (diluted)	80.0	80.0

Per common share amounts:
Net earnings before cumulative effect of the change in accounting principle	$1.09	$0.25
Cumulative effect of the change in accounting principle	—	0.02
Net earnings – basic and diluted	$1.09	$0.23

Southern Peru Copper Corporation
and Subsidiaries

AVERAGE METAL PRICES

	Three Months Ended March 31,
	2004	2003	Variance

Copper (per pound – LME)	$1.24	$0.75	65%

Copper (per pound – COMEX)	$1.23	$0.76	62%

Silver (per ounce – COMEX)	$6.71	$4.66	44%

Molybdenum (per pound – Metals Week Mean)	$8.27	$4.06	104%

Metal Production and Sales

	Three Months Ended March 31,
	2004	2003	Variance

Copper (000s pounds)
Mined	209,000	192,300	8.7%
Refined	178,400	180,000	(0.9)%
Sales	155,300	198,700	(21.8)%

Silver (000s ounces)
Mined	892	923	(3.4)%
Refined	896	868	3.2%
Sales	940	979	(4.0)%

Molybdenum (000s pounds)
Mined	4,852	4,401	10.2%
Sales	4,862	4,448	9.3%

Southern Peru Copper Corporation
and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended March 31,
	2004	2003	Variance
	(in thousands, except for per share data)

Net sales	$274,066	$174,838	57%

Operating costs and expenses:
Cost of sales	108,796	114,685	(5)
Administrative and other expenses	7,080	6,683	6
Depreciation, amortization and depletion	18,994	17,872	6
Exploration expense	2,175	875	149
Total operating costs and expenses	137,045	140,115	(2)

Operating income	137,021	34,723	295

Interest income	1,079	713	51
Other income (expense)	(178)	337	(153)
Interest expense	(3,154)	(2,969)	6

Earnings before taxes on income, minority interest and cumulative effect of the change in accounting principle	134,768	32,804	311

Taxes on income	47,168	12,731	270

Minority interest of investment shares	790	212	273

Earnings before cumulative effect of the change in accounting principle	86,810	19,861	337

Cumulative effect of the change in accounting principle net of income tax	—	1,541	—

Net earnings	$86,810	$18,320	374%

Per common share amounts:

Net earnings
Earnings before cumulative effect of the change in accounting principle	$1.09	$0.25	339.1%
Cumulative effect of the change in accounting principle	—	0.02	(100.0)
Net earnings – basic and diluted	$1.09	$0.23	376.0
Dividends paid	$0.27	$0.09	193.5

Weighted average common shares outstanding (basic)	80,014	80,009
Weighted average common shares outstanding (diluted)	80,023	80,014

Southern Peru Copper Corporation
and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

		March 31, 2004	December 31, 2003
		(in thousands)
	ASSETS
	Current assets:
	Cash and cash equivalents	$276,034	$295,472
	Accounts receivable, net	146,124	89,238
	Inventories	102,197	76,692
	Other current assets	14,374	14,549
	Total current assets	538,729	475,951

	Net property	1,134,412	1,118,202
	Capitalized mine stripping, net	219,909	215,207
	Intangible assets	108,303	109,007
	Other assets	17,676	12,385
	Total Assets	$2,019,029	$1,930,752

	LIABILITIES
	Current liabilities:
	Current portion of long-term debt	$64,884	$60,000
	Accounts payable	58,219	48,322
	Accrued liabilities	88,756	78,875
	Total current liabilities	211,859	187,197

	Long-term debt	284,159	289,043
	Deferred income taxes	112,284	110,075
	Other liabilities and reserves	16,221	15,854
	Asset retirement obligation	5,361	5,267
	Total non-current liabilities	418,025	420,239

	MINORITY INTEREST	8,523	7,913

	STOCKHOLDERS’ EQUITY
	Common stock (a)	261,889	261,875
	Retained earnings	1,118,733	1,053,528
	Total stockholders’ Equity	1,380,622	1,315,403
	Total Liabilities, Minority Interest and Stockholders’ Equity	$2,019,029	$1,930,752

(a) Common Shares:	Authorized	34,099	34,099
	Outstanding	14,114	14,108

	Class A Common Shares: Authorized and Outstanding	65,901	65,901

Southern Peru Copper Corporation
and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2004	2003
	(in thousands)

OPERATING ACTIVITIES:
Net earnings	$86,810	$18,320
Cumulative effect of the change in accounting principle, net of income tax	—	1,541
Depreciation, amortization and depletion	18,994	17,872
Capitalized mine stripping	(6,583)	(8,904)
Minority interest of investment shares	790	212
Cash provided from (used for) operating assets and liabilities	(61,589)	(16,373)
Other, net	2,209	3,444
Net cash provided from operating activities	40,631	16,112

INVESTING ACTIVITIES:
Capital expenditures	(33,628)	(9,189)
Other, net	—	2
Net cash used for investing activities	(33,628)	(9,187)

FINANCING ACTIVITIES:
Escrow deposits on long-term loans	(5,000)	—
Dividends paid	(21,605)	(7,361)
Distributions to minority interests	(168)	(111)
Purchases of investment shares	(5)	(135)
Net cash used for financing activities	(26,778)	(7,607)

Effect of exchange rate changes on cash	337	2,473

Net increase (decrease) in cash and cash equivalents	$(19,438)	$1,791